RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-208507

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated July 26, 2018
Pricing Supplement Dated August __, 2018 to the Product Prospectus Supplement ERN-ETF-1 Dated January 11, 2016, the Prospectus Supplement Dated January 8, 2016, and the Prospectus Dated January 8, 2016
Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index, Due August 11, 2022 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Buffer Notes (the “Notes”) linked to the lesser performing of two exchange traded funds and one equity index (each, a “Reference Asset” and collectively, the “Reference Assets”). The Notes offered are senior unsecured obligations of Royal Bank of Canada and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement. We will not make any payments on the Notes until the maturity date or a prior automatic call.
The Notes will be automatically called at the applicable Call Amount if the closing level of each Reference Asset is greater than or equal to its Initial Level on any annual Observation Date on or after August 8, 2019. The Call Amounts are based on a rate of return of [11.65%-12.65%] per annum (to be determined on the Pricing Date), and will increase on each annual Observation Date to reflect that rate of return. If the Notes are not called, you may lose up to 85% of your principal amount.
Reference Assets	Initial Levels*	Buffer Levels
iShares® MSCI EAFE ETF (“EFA”)		85.00% of its Initial Level
iShares® MSCI Emerging Markets ETF (“EEM”)		85.00% of its Initial Level
EURO STOXX 50® Index (“SX5E”)		85.00% of its Initial Level
* For each Reference Asset, the Initial Level will be its closing price or closing level, as applicable, on the Pricing Date.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement dated January 11, 2016, “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 8, 2016, and “Selected Risk Considerations” beginning on page P-7 of this terms supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Pricing Date:	August 8, 2018	Principal Amount:	$1,000 per Note
Issue Date:	August 13, 2018	Maturity Date:	August 11, 2022
Valuation Date:	August 8, 2022
Initial Level:	For each Reference Asset, its closing price or closing level, as applicable, on the Pricing Date.
Final Level:	For each Reference Asset, its closing price or closing level, as applicable, on the Valuation Date.
Call Feature:
If the closing price or the closing level, as applicable, of each Reference Asset is greater than or equal to its Initial Level starting on August 8, 2019 or on any Observation Date thereafter, the Notes will be called and we will pay the applicable Call Amount on the corresponding Call Settlement Date.

Observation Dates and Call Settlement Dates:	Annually, beginning on August 8, 2019, as set forth below.
Payment at Maturity (if held to maturity):
If the Notes are not called on any Observation Date (including the Valuation Date), we will pay you at maturity an amount based on the Final Level of the Lesser Performing Reference Asset:
For each $1,000 in principal amount, $1,000, unless the Final Level of the Lesser Performing Reference Asset is less than its Buffer Level.
If the Final Level of the Lesser Performing Reference Asset is less than its Buffer Level, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset + 15%)]
Investors could lose up to 85% of the principal amount if there has been a decline in the value of Lesser Performing Reference Asset below the Buffer Level.

Lesser Performing Reference Asset:	The Reference Asset which has the lowest Percentage Change.
CUSIP:	78013XQR2
	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	2.50%	$
Proceeds to Royal Bank of Canada	97.50%	$
(1)Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions.  The public offering price for investors purchasing the Notes in these accounts may be between $975 and $1,000 per $1,000 in principal amount.
The initial estimated value of the Notes as of the date of this terms supplement is $957.80 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Pricing Date, which will not be less than $937.80 per $1,000 in principal amount.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $25.00 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $25.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:	This terms supplement relates to an offering of Auto-Callable Buffer Notes (the “Notes”) linked to the lesser performing of two exchange traded funds and one equity index (the “Reference Assets”).
Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Pricing Date:	August 8, 2018
Issue Date:	August 13, 2018
Term:	Approximately 4 years, if not previously called
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Call Feature:
If, starting on August 8, 2019 or any Observation Date thereafter, the closing level or closing price, as applicable, of each Reference Asset is greater than or equal to its Initial Level, then the Notes will be automatically called and the applicable Call Amount will be paid on the corresponding Call Settlement Date.

Observation Dates/Call Settlement Dates/Call Amounts:	Observation Date	Call Settlement Date	Call Amounts (to be determined on the Pricing Date)
	August 8, 2019	August 13, 2019	11.65-12.65%
	August 10, 2020	August 13, 2020	23.30-25.30%
	August 9, 2021	August 12, 2021	34.95-37.95%
	August 8, 2022 (the “Valuation Date”)	August 11, 2022 (the “Maturity Date”)	46.60-50.60%

The Call Amounts correspond to a return of [11.65%-12.65%] per annum on the Notes (to be determined on the Pricing Date), if they are called. Accordingly, you will not receive any return on the Notes that exceeds the applicable amount set forth above, even if the value of one or more of the Reference Assets increases substantially.

Valuation Date:	August 8, 2022
Maturity Date:	August 11, 2022
Initial Level:	For each Reference Asset, its closing price or closing level, as applicable, on the Pricing Date.
Final Level:	For each Reference Asset, its closing price or closing level, as applicable, on the Valuation Date.
Buffer Level:	For each Reference Asset, 85.00% of its Initial Level.
Buffer Percentage:	15.00%
Payment at Maturity (if not previously called and held to maturity):
If the Notes are not called on any Observation Date (including the Valuation Date), we will pay you at maturity an amount based on the Final Level of the Lesser Performing Reference Asset:
•        If the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Buffer Level, we will pay you a cash payment equal to the principal amount.
•        If the Final Level of the Lesser Performing Reference Asset is less than its Buffer Level, then you will receive at maturity, for each $1,000 in principal an amount, a cash payment equal to:
              $1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference
                           Asset + Buffer Percentage)]
In this case, the amount of cash that you receive will be less than your principal amount, resulting in a loss that is proportionate to the decline of the Lesser Performing Reference Asset from the Pricing Date to the Valuation Date beyond its Buffer Level. Investors in the

P-2	RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
Notes could lose up to 85% of their investment if there has been a decline in the value of the Lesser Performing Reference Asset below its Buffer Level.
Percentage Change:	With respect to each Reference Asset: Final Level – Initial Level Initial Level
Lesser Performing Reference Asset:	The Reference Asset which has the lowest Percentage Change.
Market Disruption Events:
If a market disruption event (or a non-trading day) occurs on an Observation Date as to a Reference Asset, the determination of its closing level or closing price will be postponed, as described in the product prospectus supplement. However, the determination of the closing price or closing level of any Reference Asset that is not affected by that market disruption event will not be postponed. If an Observation Date is so postponed, any payment on the Notes may be postponed by the same number of business days.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid cash-settled derivative contract linked to the Reference Assets for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 11, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 11, 2016, as modified by this terms supplement. In addition to those terms, the following two sentences are also incorporated into the master note: RBC confirms that it fully understands and is able to calculate the effective annual rate of interest applicable to the Notes based on the methodology for calculating per annum rates provided for in the Notes. RBC irrevocably agrees not to plead or assert Section 4 of the Interest Act (Canada), whether by way of defense or otherwise, in any proceeding relating to the Notes.

P-3	RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 11, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully, including “—Additional Terms Related to the SX5E” below.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 11, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated January 11, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047385/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-4	RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the payment upon an automatic call and the Payment at Maturity of the Notes for a hypothetical range of performance for the Lesser Performing Reference Asset, assuming the following terms:
Hypothetical Initial Level (for each Reference Asset):	1,000.00*
Hypothetical Buffer Level (for each Reference Asset):	850.00, which is 85% of the hypothetical Initial Level
Buffer Percentage:	15%
Principal Amount:	$1,000 per Note
Hypothetical Call Amounts:
$1,121.50 if called on the first Observation Date
$1,243.00 if called on the second Observation Date
$1,364.50 if called on the third Observation Date
$1,486.00 if called on the fourth Observation Date
(in each case, the midpoint of the range set forth in the “Summary” section above)

* The hypothetical Initial Level of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Level of any Reference Asset. The actual Initial Levels for each Reference Asset will be set forth on the cover page of the final pricing supplement relating to the Notes. We make no representation or warranty as to which of the Reference Assets will be the Lesser Performing Reference Asset. It is possible that the Final Level of each Reference Asset will be less than its Initial Level.
Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date									Notes Are Not Called on Any Observation Date
	Example 1			Example 2			Example 3			Example 4			Example 5
	EFA	EEM	SX5E	EFA	EEM	SX5E	EFA	EEM	SX5E	EFA	EEM	SX5E	EFA	EEM	SX5E
Initial Level	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Closing Level on the First Observation Date	1,200	1,250	1,300	1,100	950	975	900	1,050	1,010	880	805	810	980	805	810
Closing Level on the Second Observation Date	N/A	N/A	N/A	1,020	1,025	1,030	850	1,200	1,110	780	900	920	780	1,100	900
Closing Levels on the Third Observation Date	N/A	N/A	N/A	N/A	N/A	N/A	850	1,200	1,110	780	900	920	780	1,100	900
Closing Level on the Final Observation Date	N/A	N/A	N/A	N/A	N/A	N/A	1,035	1,500	1,100	900	1,200	950	600	1,120	850
Percentage Change of the Reference Assets	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	-10%	20%	-5%	-40%	12%	-15%
Percentage Change of the Lesser Performing Reference Asset	N/A			N/A			N/A			-10%			-40%
Call Amount	$1,121.50			$1,243.00			$1,486.00 (paid on the maturity date)			N/A			N/A
Payment at Maturity (if not previously called)	N/A			N/A			N/A			$1,000			$750

P-5	RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
Hypothetical Examples of Amounts Payable Upon an Automatic Call
The following hypothetical examples illustrate payments of the Call Amounts set forth in the table on page P-2.
Example 1: The level of the Lesser Performing Reference Asset increases by 25% from the Initial Level of 1,000 to a closing level of 1,250 on the first Observation Date. Because the closing level of the Lesser Performing Reference Asset on the first Observation Date is greater than its Initial Level of 1,000, the investor receives on the applicable Call Settlement Date a cash payment of $1,121.50, representing the corresponding hypothetical Call Amount. After the Notes are called, they will no longer remain outstanding and there will be no further payments on the Notes.
Example 2: The level of the Lesser Performing Reference Asset decreases by 10% from the Initial Level of 1,000 to a closing level on the first Observation Date of 900 but the level of the Lesser Performing Reference Asset increases by 10% from the Initial Level of 1,000 to a closing level of 1,100 on the second Observation Date. Because the Notes are not called on the first Observation Date and the closing level of the Lesser Performing Reference Asset on the second Observation Date is greater than its Initial Level of 1,000, the investor receives on the applicable Call Settlement Date a cash payment of $1,243.00, representing the corresponding hypothetical Call Amount. After the Notes are called, they will no longer remain outstanding and there will be no further payments on the Notes.
Example 3: The Notes are not called on any of the Observation Dates and the Final Level of the Lesser Performing Reference Asset is 1,200 on the Valuation Date, which is greater than its Initial Level of 1,000. Because the Notes are not called on any of the Observation Dates and the closing level of the Lesser Performing Reference Asset on the Valuation Date is greater than its Initial Level of 1,000, the investor receives on the Maturity Date a cash payment of $1,486.00, representing the corresponding hypothetical Call Amount.
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated, assuming the Notes have not been called.
Example 4: The level of the Lesser Performing Reference Asset decreases by 10% from the Initial Level of 1,000 to its Final Level of 900. The Notes are not called on any Observation Date because the closing level of at least one Reference Asset is below its Initial Level on each Observation Date (including the Valuation Date). Because the Final Level of the Lesser Performing Reference Asset is less than its Initial Level of 1,000 but greater than its Buffer Level of 850, the investor receives at maturity, a cash payment of $1,000 per Note, despite the 10% decline in the level of the Lesser Performing Reference Asset.
Example 5: The level of the Lesser Performing Reference Asset is 600 on the Valuation Date, which is less than its Buffer Level of 850. The Notes are not called on any Observation Date because the closing level of at least one Reference Asset is below its Initial Level on each Observation Date (including the Valuation Date). Because the Final Level of the Lesser Performing Reference Asset is less than its Buffer Level of 850, we will pay only $750 for each $1,000 in the principal amount of the Notes, calculated as follows:
Principal Amount + (Principal Amount x Reference Asset Return of the Lesser Performing Reference Asset + Buffer Percentage)
= $1,000 + [$1,000 x (-40% + 15%)] = $1,000 - $250 = $750
* * *
The payments shown above are entirely hypothetical; they are based on values of the Reference Assets that may not be achieved and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical payments at maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the securities included in any Reference Asset.

P-6	RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk — Investors in the Notes could lose up to 85% of their principal amount if there is a decline in the value of the Lesser Performing Reference Asset between the Pricing Date and the Valuation Date of more than 15%. If the Notes are not automatically called, you will lose 1% of the principal amount of the Notes for each 1% that the Lesser Performing Reference Asset has declined below its Buffer Level as of the Valuation Date.

•
The Notes Are Subject to an Automatic Call — If, starting on August 8, 2019 and on any Observation Date thereafter, the closing price or closing level of each Reference Asset is greater than or equal to its Initial Level, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive the applicable Call Amount. You will not receive any payments after the Call Settlement Date and you will not receive any return on the Notes that exceeds the applicable Call Amount provided above, even if the value of one or more of the Reference Assets increases substantially. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes.

•
Your Redemption Amount Will Be Determined Solely by Reference to the Lesser Performing Reference Asset, Even if the Other Reference Asset Performs Better — If the Notes are not automatically called, the Redemption Amount will be determined solely by reference to the Lesser Performing Reference Asset. Even if the Final Level of one or both of the other Reference Assets has increased compared to its Initial Level, or has experienced a decrease that is less than that of the Lesser Performing Reference Asset, your return will only be determined by reference to the performance of the Lesser Performing Reference Asset.

•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Asset Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Asset — The Payment at Maturity will be determined only by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Asset. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket components, as scaled by the weighting of those basket components.  However, in the case of the Notes, the individual performance of each of the Reference Assets would not be combined, and the depreciation of one Reference Asset would not be mitigated by any appreciation of the other Reference Asset. Instead, your return will depend solely on the Final Level of the Lesser Performing Reference Asset.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — You will not receive any interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of any Call Amounts, or the amount due on the maturity date, is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the values of the Reference Assets increase after the Pricing Date. No assurance can be given as to what our financial condition will be at any time during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes – Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for the Notes in any secondary market could be substantial.

•
Owning the Notes Is Not the Same as Owning the Securities Represented by the Reference Assets — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the securities represented by the Reference Assets. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on those securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that

P-7	RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
holders of these securities may have. Furthermore, the Reference Assets may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Call Amounts.
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Reference Assets, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold the Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page of this Terms Supplement and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.
•
An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets — Because foreign companies or foreign equity securities included in the Reference Assets are publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, an investment in the securities involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

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Emerging Markets Risk — Investments in securities linked directly or indirectly to emerging market equity securities, such as the EEM, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are highly susceptible, before making a decision to invest in the Notes.

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Market Disruption Events and Adjustments — The payment at maturity, each Observation Date, and the Valuation Date are subject to adjustment as to each Reference Asset as described above and in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and “—Additional Terms of Your Notes Related to the SX5E—Market Disruption Events” below.

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Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Assets or the securities held by or included in the Reference Assets that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices or levels of the Reference Assets, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the securities held by or included in the Reference Assets, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Assets or securities held by or included in the Reference Assets. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the prices or levels of the Reference Assets, and, therefore, the market value of the Notes.

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The EFA, the EEM and their Underlying Indices Are Different — The performance of the EFA and the EEM may not exactly replicate the performance of its respective underlying index, because these Reference Assets will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of these Reference Assets may not fully replicate or may in certain circumstances diverge significantly from the performance of their underlying indices due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Assets, or due to other circumstances. These Reference Assets may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to their underlying indices and in managing cash flows.

During periods of market volatility, securities held by these Reference Assets may be unavailable in the secondary market, market participants may be unable to calculate accurately their net asset value per share  and their liquidity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the applicable Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the applicable Reference Asset. As a result, under these circumstances, the market value of shares of these Reference Assets may vary substantially from the applicable net asset value per share. For all of the foregoing reasons, the performance of these Reference Assets may not correlate with the performance of their underlying indices as well as their net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce the payments on the Notes.
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Adjustments to the Reference Assets or the Underlying Indices of the EFA or EEM Could Adversely Affect the Notes — The investment advisor or the sponsor of the relevant Reference Asset or the underlying index of EFA or EEM is responsible for calculating and maintaining the relevant Reference Asset or underlying index. The investment advisor or the sponsor can add, delete or substitute the stocks comprising the relevant Reference Asset or the underlying index. The investment advisor or the sponsor may make other methodological changes that could change the value of the relevant Reference Asset or the underlying index at any time. Consequently, any of these actions could adversely affect the amounts payable on the Notes or their market value.

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We and Our Affiliates Do Not Have Any Affiliation with the Advisor or the Sponsors of the Reference Assets or the Underlying Indices and Are Not Responsible for Their Public Disclosure of Information — We and our affiliates are not affiliated with the investment advisor or the sponsors of any Reference Asset or the underlying index of the EFA or the EEM in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Reference Assets or the underlying indices. The investment advisor or the sponsors of the Reference Assets and the underlying indices are not involved in the offering of the Notes in any way and have no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Reference Assets that might affect the value of the Notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the investment advisor, the sponsors, or the Reference Assets contained in any public disclosure of information.  You, as an investor in the Notes, should make your own investigation into the Reference Assets.

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ADDITIONAL TERMS OF YOUR NOTES RELATED TO THE SX5E
Closing Level
The closing level of the SX5E on any trading day will equal its closing level published following the regular official weekday close of trading on that trading day.
A “trading day” as to the SX5E means a day on which the principal trading market for the SX5E is open for trading.
Unavailability of the Level of the SX5E
If the sponsor of the SX5E discontinues publication of the SX5E and its sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the SX5E (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable trading day.
Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.
If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the SX5E for all purposes, including for purposes of determining whether a market disruption event exists with respect to the SX5E.
If the sponsor of the SX5E discontinues publication of the SX5E prior to, and that discontinuance is continuing on, any trading day on which the level of the SX5E must be determined, and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of the SX5E for the relevant date in accordance with the formula for and method of calculating the SX5E last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of the SX5E have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising the SX5E.  Notwithstanding these alternative arrangements, discontinuance of the publication of the SX5E may adversely affect the value of your Notes.
If at any time the method of calculating a closing level for the SX5E or a successor index is changed in a material respect, or if the SX5E is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent its level had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable trading day, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to such index as if those changes or modifications had not been made.  Accordingly, if the method of calculating an index is modified so that the level of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in that index), then the calculation agent will adjust the level of that index in order to arrive at a level of that index as if it had not been modified (e.g., as if such split had not occurred).
Market Disruption Events
A “market disruption event” with respect to the SX5E or a successor index means any event, circumstance or cause which we determine, and the calculation agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the Notes or to hedge our position in respect of our obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to that index:
•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of such index;
•	a suspension, absence or limitation of trading in futures or options contracts relating to an index on their respective markets;
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any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of such index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to such index on their respective markets;

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the closure on any day of the primary market for futures or options contracts relating to such index or index components constituting 20% or more, by weight, of such index on a scheduled trading day prior to the scheduled weekday closing time of

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that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;
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any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of such index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on such index are traded, fails to open for trading during its regular trading session; or

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any other event, if the calculation agent determines in its sole discretion that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

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INFORMATION REGARDING THE REFERENCE ASSETS
We have derived the following information regarding each of the applicable Reference Assets from publicly available documents. We have not independently verified the accuracy or completeness of the following information.
The selection of the Reference Assets is not a recommendation to buy or sell the shares of any security. Neither we nor any of our affiliates make any representation to you as to the performance of any of the Reference Assets. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to each Reference Asset that is an ETF may be obtained through the SEC’s website at http://www.sec.gov.
iShares® MSCI EAFE ETF (the “EFA”) and iShares® MSCI Emerging Markets ETF (“EEM”)
iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the applicable Reference Asset. Each of these Reference Assets seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of their respective underlying indices. These Reference Assets typically earn income from dividends from securities held by the Reference Assets. These amounts, net of expenses and taxes (if applicable), are passed along to these Reference Assets’ shareholders as “ordinary income.” In addition, the Reference Assets realizes capital gains or losses whenever they sell securities. Net long-term capital gains are distributed to their respective shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the applicable Reference Asset, you will not be entitled to receive income, dividend, or capital gain distributions from the applicable Reference Asset or any equivalent payments.
“iShares®” and “BlackRock®” are registered trademarks of BlackRock®. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of any of the Notes or in connection with our use of information about any of the Reference Assets or any of the iShares® Funds.
The EFA
The iShares® MSCI EAFE ETF trades on the NYSE Arca under the ticker symbol “EFA.” The Advisor employs a technique known as representative sampling to track the MSCI EAFE Index. The EFA generally invests at least 90% of its assets in the securities of the MSCI EAFE Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI EAFE Index. The EFA may invest the remainder of its assets in securities not included in the MSCI EAFE Index, but which the Advisor believes will help the EFA track the MSCI EAFE Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI EAFE Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Advisor or its affiliates. The Advisor will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the EFA’s assets invested in shares of such other funds.
The MSCI EAFE Index
The information below is included only to give insight to the MSCI EAFE Index, the performance of which the EFA attempts to reflect. The Notes are linked to the performance of the EFA and not to the MSCI EAFE Index. We have derived all information contained in this document regarding the MSCI EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI, Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE Index
The MSCI EAFE Index is a free float-adjusted market capitalization index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index currently consists of the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The MSCI EAFE Index is comprised of companies in both the Large Cap Index and Mid Cap Index, as discussed in the section “—Defining Market Capitalization Size Segments for Each Market” below. The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
The EEM
The EEM trades on the NYSE Arca under the ticker symbol “EEM.” The Advisor employs a technique known as representative sampling to track the MSCI Emerging Markets Index. The EEM generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI Emerging Markets Index. The EEM may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, but

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which the Advisor believes will help the EEM track the MSCI Emerging Markets Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Advisor or its affiliates. The Advisor will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the EEM’s assets invested in shares of such other funds.
The MSCI Emerging Markets Index
The information below is included only to give insight to the MSCI Emerging Markets Index, the performance of which the EEM attempts to reflect. The Notes are linked to the performance of the EEM and not to the MSCI Emerging Markets Index. We have derived all information contained in this document regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets Index
The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Greece, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. According to MSCI, beginning in June 2018, MSCI began to include Chinese A Shares in this index. The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
General – MSCI Indices
MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.
MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
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Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign

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Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index.
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
The investability screens used to determine the investable equity universe in each market are as follows:
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Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

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Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

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DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

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Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

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Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

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Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size segment cutoffs and associated segment number of companies;

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•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indexes, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)    Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)                  Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.
None of us, RBCCM or any of our other affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, these indices or any successor to these indices.

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EURO STOXX 50® Index (“SX5E”)
The SX5E was created by STOXX Limited, a subsidiary of Deutsche Börse AG. Publication of the SX5E began in February 1998, based on an initial index level of 1,000 at December 31, 1991.
Composition and Maintenance
The SX5E is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.
The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.
The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The SX5E is also reviewed on an ongoing monthly basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
Calculation of the SX5E
The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:
SX5E =	Free float market capitalization of the SX5E	x 1,000
Divisor
The “free float market capitalization of the SX5E” is equal to the sum of the products of the price, the number of shares, the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

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License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Notes offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes. STOXX does not:
•	sponsor, endorse, sell, or promote the Notes;
•	recommend that any person invest in the Notes offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;
•	have any responsibility or liability for the administration, management, or marketing of the Notes; or
•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the Notes. Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

P-17	RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
Historical Information
We obtained the information regarding the historical performance of the Reference Assets from Bloomberg Financial Markets. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Assets should not be taken as an indication of their future performance, and no assurance can be given as to the values of the Reference Assets on any Observation Date. We cannot give you assurance that the performance of the Reference Assets will result in any positive return on your initial investment.
Historical Information for the iShares® MSCI EAFE ETF (“EFA”)
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Asset. The information provided in the table and the graph below is for the period from January 1, 2008 through July 25, 2018.
Period-Start Date	Period-End Date	High Intra-Day Price of this Reference Asset ($)	Low Intra-Day Price of this Reference Asset ($)	Period-End Closing Price of this Reference Asset ($)
1/1/2008	3/31/2008	79.22	65.63	71.90
4/1/2008	6/30/2008	78.76	68.06	68.70
7/1/2008	9/30/2008	68.39	52.36	56.30
10/1/2008	12/31/2008	56.42	35.53	44.33
1/1/2009	3/31/2009	45.61	31.56	37.59
4/1/2009	6/30/2009	49.18	37.28	45.81
7/1/2009	9/30/2009	56.31	43.49	54.70
10/1/2009	12/31/2009	57.66	52.42	55.90
1/1/2010	3/31/2010	58.00	49.94	56.00
4/1/2010	6/30/2010	58.08	45.86	46.51
7/1/2010	9/30/2010	55.81	46.45	54.92
10/1/2010	12/31/2010	59.50	53.85	57.87
1/1/2011	3/31/2011	61.98	54.69	60.09
4/1/2011	6/30/2011	64.35	56.71	60.14
7/1/2011	9/30/2011	60.86	46.09	47.75
10/1/2011	12/31/2011	55.86	45.46	49.53
1/1/2012	3/31/2012	55.91	48.99	54.90
4/1/2012	6/30/2012	55.68	46.55	49.96
7/1/2012	9/30/2012	55.57	47.30	53.00
10/1/2012	12/30/2012	56.88	51.63	56.82
1/1/2013	3/31/2013	59.99	56.69	58.98
4/1/2013	6/30/2013	64.13	56.45	57.38
7/1/2013	9/30/2013	65.11	57.02	63.79
10/1/2013	12/31/2013	67.36	62.54	67.06
1/1/2014	3/31/2014	68.19	62.28	67.17
4/1/2014	6/30/2014	70.78	65.69	68.37
7/1/2014	9/30/2014	69.29	63.85	64.12
10/1/2014	12/31/2014	64.54	58.64	60.84
1/1/2015	3/31/2015	66.20	58.29	64.17
4/1/2015	6/30/2015	68.52	63.27	63.49
7/1/2015	9/30/2015	65.60	55.89	57.32
10/1/2015	12/31/2015	62.18	56.99	58.75
1/1/2016	3/31/2016	58.06	50.94	57.13
4/1/2016	6/30/2016	60.16	51.94	55.81
7/1/2016	9/30/2016	60.15	53.77	59.13
10/1/2016	12/31/2016	59.35	56.11	57.73
1/1/2017	3/31/2017	62.65	57.85	62.29
4/1/2017	6/30/2017	67.24	61.35	65.20
7/1/2017	9/30/2017	68.68	64.56	68.48
10/1/2017	12/30/2017	70.96	68.14	70.31
1/1/2018	3/31/2018	75.27	66.90	69.68
4/1/2018	6/30/2018	72.10	66.20	66.97
7/1/2018	7/25/2018	69.09	66.01	68.98
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-18	RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
The graph below illustrates the performance of this Reference Asset from January 1, 2008 to July 25, 2018, assuming an Initial Level of 68.98, which was its closing price on July 25, 2018. The red line represents a hypothetical Buffer Level of 58.63, which is equal to 85.00% of the closing price on July 25, 2018, rounded to two decimal places. The actual Buffer Level will be based on the closing price of this Reference Asset on the pricing date.

P-19	RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
Historical Information for the iShares® MSCI Emerging Markets ETF (“EEM”)
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Asset. The information provided in the table and the graph below is for the period from January 1, 2008 through July 25, 2018.
Period-Start Date	Period-End Date	High Intra-Day Price of this Reference Asset ($)	Low Intra-Day Price of this Reference Asset ($)	Period-End Closing Price of this Reference Asset ($)
1/1/2008	3/31/2008	50.75	40.68	44.79
4/1/2008	6/30/2008	52.48	44.43	45.19
7/1/2008	9/30/2008	44.76	30.88	34.53
10/1/2008	12/31/2008	34.29	18.22	24.69
1/1/2009	3/31/2009	27.28	19.87	24.81
4/1/2009	6/30/2009	34.88	24.72	32.23
7/1/2009	9/30/2009	39.51	30.25	38.91
10/1/2009	12/31/2009	42.52	37.30	41.16
1/1/2010	3/31/2010	43.47	35.01	42.12
4/1/2010	6/30/2010	44.02	35.21	37.32
7/1/2010	9/30/2010	44.99	36.76	44.77
10/1/2010	12/31/2010	48.62	44.51	47.31
1/1/2011	3/31/2011	48.75	44.25	48.69
4/1/2011	6/30/2011	50.43	44.77	47.60
7/1/2011	9/30/2011	48.63	34.71	35.07
10/1/2011	12/31/2011	43.21	33.43	37.94
1/1/2012	3/31/2012	44.91	38.21	42.94
4/1/2012	6/30/2012	43.75	36.58	39.19
7/1/2012	9/30/2012	42.83	37.15	41.32
10/1/2012	12/30/2012	44.42	39.93	44.35
1/1/2013	3/31/2013	45.28	41.72	42.78
4/1/2013	6/30/2013	44.26	36.16	38.57
7/1/2013	9/30/2013	43.32	36.98	40.77
10/1/2013	12/31/2013	43.91	40.15	41.77
1/1/2014	3/31/2014	41.25	37.06	40.99
4/1/2014	6/30/2014	43.98	40.55	43.23
7/1/2014	9/30/2014	45.85	41.36	41.56
10/1/2014	12/31/2014	42.46	37.23	39.29
1/1/2015	3/31/2015	41.11	37.72	40.13
4/1/2015	6/30/2015	44.18	39.03	39.62
7/1/2015	9/30/2015	40.02	30.00	32.78
10/1/2015	12/31/2015	36.42	31.51	32.19
1/1/2016	3/31/2016	34.58	27.62	34.25
4/1/2016	6/30/2016	35.34	31.71	34.36
7/1/2016	9/30/2016	38.31	33.33	37.45
10/1/2016	12/31/2016	38.19	33.95	35.01
1/1/2017	3/31/2017	40.23	35.30	39.39
4/1/2017	6/30/2017	42.04	38.72	41.39
7/1/2017	9/30/2017	45.96	40.96	44.81
10/1/2017	12/30/2017	47.93	44.80	47.12
1/1/2018	3/31/2018	52.08	45.04	48.28
4/1/2018	6/30/2018	48.31	42.16	43.33
7/1/2018	7/25/2018	45.06	42.53	45.03
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-20	RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
The graph below illustrates the performance of this Reference Asset from January 1, 2008 to July 25, 2018, assuming an Initial Level of 45.03, which was its closing price on July 25, 2018. The red line represents a hypothetical Buffer Level of 38.28, which is equal to 85.00% of the closing price on July 25, 2018, rounded to two decimal places. The actual Buffer Level will be based on the closing price of this Reference Asset on the pricing date.

P-21	RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
Historical Information for EURO STOXX 50® Index (“SX5E”)
Below is a table setting forth the intra-day high, intra-day low and period-end closing levels of this Reference Asset. The information provided in the table and the graph below is for the period from January 1, 2008 through July 25, 2018.
Period-Start Date	Period-End Date	High Intra-Day Level of this Reference Asset	Low Intra-Day Level of this Reference Asset	Period-End Closing Level of this Reference Asset
1/1/2008	3/31/2008	4,411.59	3,417.25	3,628.06
4/1/2008	6/30/2008	3,900.30	3,298.05	3,352.81
7/1/2008	9/30/2008	3,456.81	2,924.13	3,038.20
10/1/2008	12/31/2008	3,130.25	2,128.29	2,451.48
1/1/2009	3/31/2009	2,608.15	1,765.49	2,071.13
4/1/2009	6/30/2009	2,549.32	2,021.53	2,401.69
7/1/2009	9/30/2009	2,915.71	2,258.60	2,872.63
10/1/2009	12/31/2009	3,001.56	2,693.80	2,966.24
1/1/2010	3/31/2010	3,044.37	2,617.77	2,931.16
4/1/2010	6/30/2010	3,027.14	2,448.10	2,573.32
7/1/2010	9/30/2010	2,849.45	2,502.50	2,747.90
10/1/2010	12/31/2010	2,902.80	2,635.08	2,807.04
1/1/2011	3/31/2011	3,077.24	2,717.74	2,910.91
4/1/2011	6/30/2011	3,029.68	2,692.95	2,848.53
7/1/2011	9/30/2011	2,887.30	1,935.89	2,179.66
10/1/2011	12/31/2011	2,506.22	2,054.98	2,316.55
1/1/2012	3/31/2012	2,611.42	2,279.73	2,477.28
4/1/2012	6/30/2012	2,509.93	2,050.16	2,264.72
7/1/2012	9/30/2012	2,604.77	2,142.46	2,454.26
10/1/2012	12/31/2012	2,668.23	2,427.32	2,635.93
1/1/2013	3/31/2013	2,754.80	2,563.64	2,624.02
4/1/2013	6/30/2013	2,851.48	2,494.54	2,602.59
7/1/2013	9/30/2013	2,955.47	2,539.15	2,893.15
10/1/2013	12/31/2013	3,116.23	2,891.39	3,109.00
1/1/2014	3/31/2014	3,185.68	2,944.13	3,161.60
4/1/2014	6/30/2014	3,325.50	3,083.43	3,228.24
7/1/2014	9/30/2014	3,301.15	2,977.52	3,225.93
10/1/2014	12/31/2014	3,278.97	2,789.63	3,146.43
1/1/2015	3/31/2015	3,742.42	2,998.53	3,697.38
4/1/2015	6/30/2015	3,836.28	3,374.18	3,424.30
7/1/2015	9/30/2015	3,714.26	2,973.16	3,100.67
10/1/2015	12/31/2015	3,524.04	3,036.17	3,267.52
1/1/2016	3/31/2016	3,266.01	2,672.73	3,004.93
4/1/2016	6/30/2016	3,156.86	2,678.27	2,864.74
7/1/2016	9/30/2016	3,101.75	2,742.66	3,002.24
10/1/2016	12/31/2016	3,290.52	2,937.98	3,290.52
1/1/2017	3/31/2017	3,500.93	3,214.31	3,500.93
4/1/2017	6/30/2017	3,666.80	3,407.33	3,441.88
7/1/2017	9/30/2017	3,594.85	3,363.68	3,594.85
10/1/2017	12/31/2017	3,708.82	3,503.20	3,503.96
1/1/2018	3/31/2018	3,687.22	3,261.86	3,361.50
4/1/2018	6/30/2018	3,596.20	3,300.50	3,395.60
7/1/2018	7/25/2018	3,493.98	3,345.09	3,468.45
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-22	RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
The graph below illustrates the performance of this Reference Asset from January 1, 2008 to July 25, 2018, assuming an Initial Level of 3,468.45, which was its closing level on July 25, 2018. The red line represents a hypothetical Buffer Level of 2,948.18, which is equal to 85.00% of the closing level on July 25, 2018, rounded to two decimal places. The actual Buffer Level will be based on the closing level of this Reference Asset on the pricing date.

P-23	RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated January 11, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.” The discussions below and in the accompanying product prospectus supplement do not address the tax consequences applicable to holders subject to Section 451(b) of the Code.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Assets or the Notes (for example, upon an equity index rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Assets or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about August 13, 2018, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
We will deliver the Notes on a date that is greater than two business days following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original Issue Date will be required to specify alternative arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.
No Prospectus (as defined in Directive 2003/71/EC, as amended (the “Prospectus Directive”)) will be prepared in connection with the Notes. Accordingly, the Notes may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of the Notes who subsequently sells any of the Notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.
The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point

P-24	RBC Capital Markets, LLC

Auto-Callable Buffer Notes Linked to the Lesser Performing of Two Exchange Traded Funds and One Equity Index Royal Bank of Canada
(11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Assets.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Assets, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Pricing Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-25	RBC Capital Markets, LLC